Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2018 Equity Incentive Plan (Prior Plan), the Amended and Restated 2018 Equity Incentive Plan and the 2018 Employee Stock Purchase Plan of Allogene Therapeutics, Inc. of our report dated August 10, 2018 (except for the fifth paragraph of Note 1, as to which the date is October 1, 2018), with respect to the financial statements of Allogene Therapeutics, Inc. included in its Registration Statement (Form S-1 No. 333-227333) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

October 24, 2018